UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 7)

                            KENTUCKY INVESTORS, INC.
                               (Name of Insurer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                  491332 10 2
                                 (CUSIP Number)

Check the following if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).




The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


1)   Name of Reporting Person:
     Investors Heritage Life Insurance Company

     SS or IRS Identification No.:  61-0574893

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)____X______
     b)___________

3)   SEC USE ONLY

4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power


                        7)  Sole Dispositive Power:   216,399


                        8)  Shared Dispositive Power:   94,185


9)    Aggregate Amount Beneficially Owned by Each Reporting Person
      (See Instructions):   310,584

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):   36.6%

12)   Type of Reporting Person (See Instructions):   IC


Item 1.

     (a)  Name of Issuer:   Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          200 Capital Avenue, Frankfort, Kentucky 40601

Item 2.

     (a)  Name of Person Filing: Investors Heritage Life Ins. Co.

     (b)  Address of Principal Business Office or, if none, Residence:
          200 Capital Avenue, Frankfort, Kentucky 40601


     (c)  Citizenship:   Kentucky

     (d)  Title of Class of Securities:  Common Stock $1 Par Value

     (e)  CUSIP Number:   491332 10 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)__X__ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f)_____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

      (a)  Amount Beneficially Owned:   310,584

      (b)  Percent of Class:   36.6%

      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:   N/A

            (ii)   shared power to vote or to direct the vote:  N/A

            (iii)  sole power to dispose or to direct the disposition of:
                216,399

            (iv)   shared power to dispose or to direct the disposition of:
                94,185

Item 5.   Ownership of Five Percent or Less of a Class:   N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:   N/A

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          Security  Being Reported on By the Parent Holding Company:   N/A

Item 8.   Identification and Classification of members of the Group

          (See Exhibit A attached hereto.)

Item 9.    Notice of Dissolution of Group:   N/A

Item 10.   Certification:


           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

/s/                                                January 29, 1999
BY:  Harry Lee Waterfield II                                Date
Chairman of the Board & President
Investors Heritage Life Insurance Company



1)   Name of Reporting Person:  Investors Underwriters, Inc.

     SS or IRS Identification No.:  61-6030786

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)____X______
     b)___________

3)   SEC USE ONLY

4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power


                        7)  Sole Dispositive Power:  94,185


                        8)  Shared Dispositive Power

9) Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 94,185

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):  11.1%

12)   Type of Reporting Person (See Instructions):  CO



Item 1.

     (a)  Name of Issuer:  Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          200 Capital Avenue, Frankfort, Kentucky  40601

Item 2.


     (a)  Name of Person Filing:  Investors Underwriters, Inc.

     (b) Address of Principal Business Office or, if none, Residence: 200 Capital Avenue, Frankfort, KY 40601

     (c)  Citizenship:  Kentucky

     (d)  Title of Class of Securities:  Common stock $1 par value

     (e)  CUSIP Number:  491332 10 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)_____ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f)_____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-
               1(b)(ii)(G)    (Note:  See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)


Item 4.  Ownership

      (a)  Amount Beneficially Owned:  94,185

      (b)  Percent of Class:  11.1%

      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:  N/A

            (ii)   shared power to vote or to direct the vote:  N/A

            (iii)  sole power to dispose or to direct the disposition of:
                94,185

            (iv)   shared power to dispose or to direct the disposition of:  N/A

Item 5.   Ownership of Five Percent or Less of a Class:  N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.   Identification and Classification of members of the Group

          (See Exhibit A attached hereto.)

Item 9.   Notice of Dissolution of Group:  N/A



Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

/s/                                             January 29, 1999
BY:  Harry Lee Waterfield II                           Date
Chairman of the Board
Investors Underwriters, Inc.


1)   Name of Reporting Person:  HLW Investment Corporation

     SS or IRS Identification No.:  61-1014584

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)___X_______
     b)___________

3)   SEC USE ONLY

4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power:  130,824
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power:  116,667


                        7)  Sole Dispositive Power:  130,824


                        8)  Shared Dispositive Power:  116,667

9) Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 247,491

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):  29.18%

12)   Type of Reporting Person (See Instructions):  CO



Item 1.

     (a)  Name of Issuer:  Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          200 Capital Avenue, Frankfort, Kentucky   40601


Item 2.

     (a)  Name of Person Filing:  HLW Investment Corporation

     (b) Address of Principal Business Office or, if none, Residence: 200 Capital Avenue, Frankfort, KY 40601

     (c)  Citizenship:  Kentucky

     (d)  Title of Class of Securities:  Common Stock $1 par value

     (e)  CUSIP Number:  491332 10 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)_____ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f)_____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-f(b)(ii)(G) (Note: See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

      (a)  Amount Beneficially Owned:  247,491

      (b)  Percent of Class:  29.18%

      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:  130,824

            (ii)   shared power to vote or to direct the vote: 116,667

            (iii)  sole power to dispose or to direct the disposition of:
                130,824

            (iv)   shared power to dispose or to direct the disposition of:
                116,667

Item 5.   Ownership of Five Percent or Less of a Class:  N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.   Identification and Classification of members of the Group

          (See Exhibit A attached hereto.)

Item 9.   Notice of Dissolution of Group:  N/A

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

/s/                                             January 29, 1999
BY:  Harry Lee Waterfield II                           Date
Chairman of the Board & CEO
HLW Investment Corp.


1)   Name of Reporting Person:  TAP & CO.

     SS or IRS Identification No.:  61-0733149

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)____X______
     b)___________

3)   SEC USE ONLY


4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power:
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power:  155,756
                    These shares are held for the benefit of employees who participate in the Employee Stock Ownership Plan and the 401(k) Plan. The Administrative Committee of these plans directs the voting of these shares.

                        7)  Sole Dispositive Power:


                        8)  Shared Dispositive Power:  155,756
                    The Trustee has the power to dispose of these shares by making distribution to beneficiaries in accordance with the plans.

9) Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 155,756

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):  18.36%

12)   Type of Reporting Person (See Instructions):  EP



Item 1.

     (a)  Name of Issuer:  Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          200 Capital Avenue, Frankfort, Kentucky   40601

Item 2.

     (a)  Name of Person Filing:  TAP & CO.

      (b) Address of Principal Business Office or, if none, Residence:  Farmers
          Bank Plaza, Main Street, Frankfort, Kentucky   40601

     (c)  Citizenship:  Kentucky

     (d)  Title of Class of Securities:  Common Stock $1 par value

     (e)  CUSIP Number:  491332 10 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)_____ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f)__X__ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

      (a)  Amount Beneficially Owned:  155,756

      (b)  Percent of Class:  18.36%

      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:  N/A

            (ii)   shared power to vote or to direct the vote: 155,756

            (iii)  sole power to dispose or to direct the disposition of:  N/A

            (iv)   shared power to dispose or to direct the disposition of:
                155,756

Item 5.   Ownership of Five Percent or Less of a Class:  N/A


Item 6. Ownership of More than Five Percent on Behalf of Another Person: N/A TAP & CO., Trustee for Employee Benefit Plan receives dividends. Benefit Plan Committee directs Trustee how to vote.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.   Identification and Classification of members of the Group

          (See Exhibit A attached hereto.)

Item 9.    Notice of Dissolution of Group:  N/A

Item 10.   Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

/s/                                             January 29, 1999
BY:  Rickey D. Harp                                    Date
Sr. Vice President
TAP & CO.



1)   Name of Reporting Person:  Harry Lee Waterfield II

     SS or IRS Identification No.:  ###-##-####

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)____X______
     b)___________

3)   SEC USE ONLY

4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power:  31,560
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power:  235,509


                        7)  Sole Dispositive Power:  31,560


                        8)  Shared Dispositive Power:  546,093


9) Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 577,653


10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):  68.1%

12)   Type of Reporting Person (See Instructions):  IN




Item 1.

     (a)  Name of Issuer:  Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          200 Capital Avenue, Frankfort, Kentucky   40601

Item 2.

     (a)  Name of Person Filing:  Harry Lee Waterfield II

      (b) Address of Principal Business Office or, if none, Residence: 200 Capital Avenue, Frankfort, KY 40601

     (c)  Citizenship:  Kentucky

     (d)  Title of Class of Securities:  Common Stock $1 par value

     (e)  CUSIP Number:  491332 10 2


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)_____ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investmen Advisers Act of 1940
      (f)_____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974
               or Endowment   fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

      (a)  Amount Beneficially Owned:  577,653

      (b)  Percent of Class:  68.1%

      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:  31,560

            (ii)   shared power to vote or to direct the vote: 235,509


            (iii)  sole power to dispose or to direct the disposition of:
                31,560

            (iv)   shared power to dispose or to direct the disposition of:
                546,093

Item 5.   Ownership of Five Percent or Less of a Class: N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.     Identification and Classification of members of the Group

            (See Exhibit A attached hereto.)

Item 9.     Notice of Dissolution of Group:  N/A

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


/s/                                             January 29, 1999
BY:  Harry Lee Waterfield II                           Date


1)   Name of Reporting Person:  RoseGayle Waterfield Hardy

     SS or IRS Identification No.:  ###-##-####

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)____X______
     b)___________

3)   SEC USE ONLY

4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power:  20,355
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power:  187,882


                        7)  Sole Dispositive Power:  20,355


                        8)  Shared Dispositive Power:  187,882

9)    Aggregate Amount Beneficially Owned by Each Reporting Person

      (See Instructions):  208,237

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):  24.55%

12)   Type of Reporting Person (See Instructions):  IN


Item 1.

     (a)  Name of Issuer:  Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          200 Capital Avenue, Frankfort, Kentucky   40601

Item 2.

     (a)  Name of Person Filing:  RoseGayle Waterfield Hardy

      (b) Address of Principal Business Office or, if none, Residence: 200 Capital Avenue, Frankfort, KY 40601

     (c)  Citizenship:  Kentucky

     (d)  Title of Class of Securities:  Common Stock $1 par value

     (e)  CUSIP Number:  491332 10 2



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)_____ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f)_____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

      (a)  Amount Beneficially Owned:  208,237

      (b)  Percent of Class:  24.55%

      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:  20,355


            (ii)   shared power to vote or to direct the vote: 187,882

            (iii)  sole power to dispose or to direct the disposition of:
                20,355

            (iv)shared power to dispose or to direct the disposition of:
                187,882

Item 5.   Ownership of Five Percent or Less of a Class:  N/A


Item 6.   Ownership of More than Five Percent on Behalf of Another Person:  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.   Identification and Classification of members of the Group

          (See Exhibit A attached hereto.)

Item 9.   Notice of Dissolution of Group:  N/A

Item 10.  Certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

/s/                                             January 29, 1999
BY: RoseGayle Waterfield Hardy                         Date


1)   Name of Reporting Person:  Nancy Waterfield Walton

     SS or IRS Identification No.:  ###-##-####

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)____X______
     b)___________

3)   SEC USE ONLY

4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power:  22,916
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power:  200,027


                        7)  Sole Dispositive Power:  22,916


                        8)  Shared Dispositive Power:  294,212


9) Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 317,128

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):  37.39%

12)   Type of Reporting Person (See Instructions):  IN




Item 1.

     (a)  Name of Issuer:  Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
          200 Capital Avenue, Frankfort, Kentucky   40601

Item 2.

     (a)  Name of Person Filing:  Nancy Waterfield Walton

     (b) Address of Principal Business Office or, if none, Residence:  200
          Capital Avenue, Frankfort, KY   40601

     (c)  Citizenship:  Kentucky

     (d)  Title of Class of Securities:  Common Stock $1 par value

     (e)  CUSIP Number:  491332 10 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)_____ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f)_____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

      (a)  Amount Beneficially Owned:  317,128


      (b)  Percent of Class:  37.39%


      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:  22,916

            (ii)   shared power to vote or to direct the vote: 200,027

            (iii)  sole power to dispose or to direct the disposition of:
                22,916

            (iv)  shared power to dispose or to direct the disposition of:
                294,212

Item 5.   Ownership of Five Percent or Less of a Class:  N/A


Item 6.   Ownership of More than Five Percent on Behalf of Another Person:  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A


Item 8.     Identification and Classification of members of the Group

            (See Exhibit A attached hereto.)


Item 9.     Notice of Dissolution of Group:  N/A

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

/s/                                             January 29, 1999
BY:  Nancy Waterfield Walton                           Date


1)   Name of Reporting Person:  HLW Corporation

     SS or IRS Identification No.:  61-0593515

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)____X______
     b)___________

3)   SEC USE ONLY

4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power:  41,836
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power:  228,855


                        7)  Sole Dispositive Power:  41,836


                        8)  Shared Dispositive Power:  228,855


9) Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 270,691

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):  31.91%

12)   Type of Reporting Person (See Instructions):  CO




Item 1.

     (a)  Name of Issuer:  Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          200 Capital Avenue, Frankfort, Kentucky   40601

Item 2.

     (a)  Name of Person Filing:  HLW Corporation

     (b) Address of Principal Business Office or, if none, Residence: 200 Capital Avenue, Frankfort, KY 40601

     (c)  Citizenship:  Kentucky

     (d)  Title of Class of Securities:  Common Stock $1 par value

     (e)  CUSIP Number:  491332 10 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)_____ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f)_____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

      (a)  Amount Beneficially Owned:  270,691

      (b)  Percent of Class:  31.91%


      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:  41,836

            (ii)   shared power to vote or to direct the vote: 228,855

            (iii)  sole power to dispose or to direct the disposition of:
                41,836

            (iv)shared power to dispose or to direct the disposition of:
                228,855

Item 5.   Ownership of Five Percent or Less of a Class:  N/A


Item 6.   Ownership of More than Five Percent on Behalf of Another Person:  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A


Item 8.     Identification and Classification of members of the Group

            (See Exhibit A attached hereto.)

Item 9.     Notice of Dissolution of Group:  N/A


Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

/s/                                             January 29, 1999
BY:  Harry Lee Waterfield II                           Date
Chairman of the Board & President
HLW Corporation


1)      Name of Reporting Person:  Kentucky Investors, Inc. Employee Retirement
Plan



            SS or IRS Identification No.:  51-0166656

2)   Check the Appropriate Box if a Member of a Group (See  Instructions)
     a)____X______
     b)___________

3)   SEC USE ONLY

4)   Citizenship or Place of Organization:  Kentucky


Number of Shares        5)  Sole Voting Power:
Beneficially Owned
By Each Reporting
Person With             6)  Shared Voting Power:  31,560
                        These shares are held for the benefit of
                    employees who participate in the Employee
                    Retirement Plan.  The Administrative
                        Committee of this Plan directs the voting of these shares.

                        7)  Sole Dispositive Power:


                        8)  Shared Dispositive Power:  31,560

9) Aggregate Amount Beneficially Owned by Each Reporting Person (See Instructions): 31,560


10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11)   Percent of Class Represented by Amount in Row (9):  3.72%

12)   Type of Reporting Person (See Instructions):  EP



Item 1.

     (a)  Name of Issuer:  Kentucky Investors, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          200 Capital Avenue, Frankfort, Kentucky   40601

Item 2.

     (a)  Name of Person Filing:  Kentucky Investors, Inc. Employee Retirement
Plan

      (b) Address of Principal Business Office or, if none, Residence: 200 Capital Avenue, Frankfort, KY 40601

     (c)  Citizenship:  Kentucky

     (d)  Title of Class of Securities:  Common Stock $1 par value

     (e)  CUSIP Number:  491332 10 2



Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

      (a)_____ Broker or Dealer registered under Section 15 of the Act
      (b)_____ Bank as defined in section 3(a)(6) of the Act
      (c)_____ Insurance Company as defined in section 3(a)(19) of the act
      (d)_____ Investment Company registered under section 8 of the Investment Company Act
      (e)_____ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f)_X___ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see section 240.13d-1(b)(ii)(F)
      (g)_____ Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G) (Note: See Item 7)
      (h)_____ Group, in accordance with section 240.13d-1(b)(l)(ii)(H)

Item 4.  Ownership

      (a)  Amount Beneficially Owned:  31,000

      (b)  Percent of Class:  3.72%


      (c)  Number of Shares as to Which Such Person Has

            (i)    sole power to vote or to direct the vote:

            (ii)   shared power to vote or to direct the vote: 31,560

            (iii)  sole power to dispose or to direct the disposition of:

            (iv)   shared power to dispose or to direct the disposition of:
                31,560

Item 5.   Ownership of Five Percent or Less of a Class:  N/A


Item 6.   Ownership of More than Five Percent on Behalf of Another Person:  N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A


Item 8.     Identification and Classification of members of the Group

            (See Exhibit A attached hereto.)

Item 9.     Notice of Dissolution of Group:  N/A


Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

/s/                                             January 29, 1999
BY:  Howard Lee Graham, Chairman                       Date
Kentucky Investors, Inc. Employee
Retirement Plan Committee



EXHIBIT A


            Members of the Group:

            1.  Investors Heritage Life Insurance Company

            2.  Investors Underwriters, Inc.

            3.  HLW Investment Corporation

            4.  TAP & CO.

            5.  Harry Lee Waterfield II

            6.  RoseGayle Waterfield Hardy

            7.  Nancy Waterfield Walton

            8.  HLW Corporation

            9.  Kentucky Investors, Inc. Employee Retirement Plan